Filed Pursuant to Rule 424(b)(3)
Registration Number 333-129188
MEMORY PHARMACEUTICALS CORP.
Prospectus Supplement No. 3
Dated May 29, 2007
To the Prospectus Dated November 7, 2005,
as supplemented by Prospectus Supplement No. 1 Dated March 21, 2006,
and Prospectus Supplement No. 2 Dated January 29, 2007
     This prospectus supplement amends the information in the “Selling Stockholders” section of our prospectus dated November 7, 2005, as supplemented by the prospectus supplements dated March 21, 2006 and January 29, 2007 (the prospectus, as supplemented, the “Prospectus”), relating to the resale of 16,112,158 shares of our common stock and 5,639,232 shares of our common stock issuable upon the exercise of warrants.
     The purpose of this prospectus supplement is to modify the “Selling Stockholders” section to reflect the sale of warrants to purchase shares of our common stock by Aries Master Fund II, Aries Domestic Fund II, L.P. and Aries Domestic Fund, L.P., each of which is listed as a selling stockholder, to certain of their affiliates, and the addition of these affiliates as selling stockholders.
     This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified in its entirety by reference to the Prospectus, except to the extent that the information herein modifies or supersedes the information contained in the Prospectus. Except as amended by this prospectus supplement, the “Selling Stockholders” section of the Prospectus is not affected by this prospectus supplement.

     Our common stock is currently traded on the NASDAQ Global Market under the symbol “MEMY.”
     Investing in our common stock involves risks. Consider carefully the risk factors beginning on page 3 of the Prospectus before investing in our securities.
     Capitalized terms used in this prospectus supplement and not otherwise defined herein shall have the same meaning specified in the Prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus and this prospectus supplement. Any representation to the contrary is a criminal offense.

EXPLANATORY NOTE
     The references to Aries Master Fund II, Aries Domestic Fund II, L.P. and Aries Domestic Fund, L.P in the “Selling Stockholders” table in the section entitled “Selling Stockholders” is hereby amended to reflect the sale by Aries Master Fund II, Aries Domestic Fund II, L.P. and Aries Domestic Fund, L.P (the “Aries Funds”) of their respective holdings of warrants to purchase shares of our common stock to their respective affiliates.
     The following table sets forth, as of May 24, 2007, (i) the name of each of the entities who purchased warrants to purchase shares of our common stock from the Aries Funds (the “Additional Selling Stockholders”), (ii) the number of shares of common stock beneficially owned by the Additional Selling Stockholders immediately following the sale and (iii) the percentage of shares of common stock beneficially owned by the Additional Selling Stockholders after the completion of the offering, based on 71,864,909 shares of our common stock outstanding as of May 11, 2007.
     The information in the supplement to the “Selling Stockholders” table set forth below is based solely on information provided to us by the Aries Funds and the Additional Selling Stockholders as of May 24, 2007.
     This prospectus supplement should be read in conjunction with the Prospectus. The “Selling Stockholders” section of the Prospectus, including the table, are only affected by this prospectus supplement as follows: (1) the entries for the Aries Funds are replaced with the entries for the Additional Selling Stockholders, and (2) the entry for RAQ, LLC is replaced with the entry for Otago Partners, LLC., its successor-in-interest.

SELLING STOCKHOLDERS

Number of
	Number of		Shares of
	Shares of	Number of	Common
	Common	Shares of	Stock
	Stock	Common	Underlying	Shares of Common
	Beneficially	Stock	Warrants	Stock Beneficially
	Owned	Registered	Registered	Owned After the
	Prior to the	for Sale	for Sale	Completion of
Name of Selling Stockholder	Offering	Hereby	Hereby	Offering
				Number	Percent
Valesco Healthcare Master Fund, L.P. (4)	—	—	64,473	—	—
Otago Partners, LLC. (4) (5)	—	—	119,736	—	—

(4)	The Registrant has been advised by Aries Master Fund II, Aries Domestic Fund II, L.P. and Aries Domestic Fund, L.P that on May 1, 2007, they sold warrants to purchase an aggregate of 128,946 shares of our common stock purchased in the private placement to their affiliates, Valesco Healthcare Master Fund, L.P. (“Master Fund”) and Otago Partners, LLC. (“Otago”). The Registrant has also been advised that Valesco Healthcare GP, LLC (“Valesco HC GP”) is the general partner to Master Fund. I. Keith Maher, M.D., is a member and the portfolio manager of Valesco HC GP, and as such, has authority to vote and dispose of the securities held by Master Fund. Lindsay A. Rosenwald, M.D. is the managing member of Valesco HC GP. Dr. Rosenwald is also the sole shareholder and chairman of Paramount BioCapital, Inc., an NASD member broker-dealer, and Paramount BioCapital Asset Management, Inc., an investment advisor. See footnote 33. Dr. Maher is also a managing director of Paramount BioCapital Asset Management, Inc.

(5)	Otago Partners, LLC., formerly RAQ, LLC, also holds warrants to purchase 55,263 shares of our common stock, which were purchased by RAQ, LLC in the offering. Dr. Rosenwald is the managing member of Otago and has voting and investment control over the securities held by Otago. See also footnote 4.